Exhibit 99.1
PARTIAL SETTLEMENT AGREEMENT
     This Partial Settlement Agreement (this “Agreement”) is made this 5th day of January, 2011 by and between Arens Controls Company, L.L.C. (“Arens”), a manager-managed limited liability company formed and existing under the laws of Illinois, and Enova Systems, Inc. (“Enova”), a corporation incorporated and existing under the laws of California.
PREAMBLE
     WHEREAS, in 2007, Enova submitted purchase orders to Arens (the “Purchase Orders”);
     WHEREAS, in order to fulfill its obligations under the Purchase Orders, Arens purchased inventory, some of which is unique to the products Arens was to produce for Enova;
     WHEREAS, a portion of that inventory remains on-hand at Arens’ facility and is described in Attachment B to this Agreement (the “Inventory”);
     WHEREAS, Arens alleges that the total value of the Inventory is $1,670,677, and Arens has asserted a claim against Enova to recover that amount (the “Inventory Claim”);
     WHEREAS, Arens issued several invoices to Enova for goods Arens produced for and shipped to Enova pursuant to the Purchase Orders, and Arens alleges that some of those invoices remain outstanding and unpaid;
     WHEREAS, Arens alleges that the principal amount of Enova’s obligations due to Arens under the Invoices is $197,120.00 (the “Invoice Claim”);
     WHEREAS, Arens asserts that Enova is indebted to it for certain other amounts resulting from various issues, including, but not limited to, alleged improper deductions taken by Enova against invoice payments and alleged duplicate invoices from Enova to Arens in the total amount of $129,993.49 (the “Charges/Deductions Claim”);
     WHEREAS, on December 8, 2008, Arens filed a lawsuit against Enova captioned Arens Controls Company, L.L.C. v. Enova Systems, Inc., Case No. 08 CV 6994 (the “Lawsuit”) pending in the United States District Court for the Northern District of Illinois, Eastern Division (the “Court”);
     WHEREAS, in the Lawsuit, Arens asserted eight counts against Enova seeking to recover, among other things, the Inventory Claim, the Invoice Claim and the Charges/Deductions Claim;
     WHEREAS, the Lawsuit asserts claims for the recovery of amounts in addition to the Inventory Claim, the Invoice Claim and the Charges/Deductions Claim;
     WHEREAS, Enova has denied liability with respect to all of the claims Arens asserts in the Lawsuit;
     WHEREAS, in order to avoid the risks and costs associated with litigation, the parties to this Agreement desire to resolve their dispute with respect to the Inventory Claim, the Invoice Claim and the Charges/Deductions Claim only, as provided herein.
     NOW, THEREFORE, in consideration of the releases and promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, subject to the conditions precedent identified in this Agreement, the parties hereto agree as follows:
     1. Settlement
     Enova agrees to pay Arens the aggregate amount of $1,997,790, in full and final satisfaction of only the Inventory Claim, the Invoice Claim and the Charges/Deductions Claim, as follows:
     (a) Initial Payment: Within 24 hours of the full execution of this Agreement, Enova shall pay Arens $327,113 (the “Initial Payment”) (comprised of the total of the Invoice Claim and the Charges/Deductions Claim) via wire transfer as follows so that Arens actually receives the Initial Payment within 24 hours of the full execution hereof:
Harris N.A.
Chicago, IL 60603
Account Name: Arens Controls Company
Cash Collateral Account
     (b) Funding of Inventory Escrow: Within 24 hours of the full execution of this Agreement, Enova shall fund $1,670,677 (the “Escrow Payment”) into the escrow account (the “Escrow Account”) set forth in Attachment A (the “Escrow Agreement”) hereto via wire transfer in accordance with the instructions set forth on Exhibit A to the Escrow Agreement so that the Escrow Agent (as defined in the Escrow Agreement) actually receives the Escrow Payment within 24 hours of the full execution hereof.
     2. Conditions of Inventory Escrow
     (a) Contemporaneously with the execution of this Agreement, Arens and Enova shall execute the Escrow Agreement and any other documents that the Escrow Agent may require in order for it to establish the Escrow Account and to act as the Escrow Agent for the Escrow Account.
     (b) Enova will be permitted to inspect the Inventory, subject to the conditions below (the “Inspection”). Within 24 hours after the completion of the Inspection, Enova will have the right either to accept the Inventory in total or to reject the Inventory in total. Enova must indicate its designation in writing to Arens no later than 24 hours after the completion of the Inspection.
     (c) If Enova decides to accept the Inventory, then Arens shall cause the Inventory to be shipped to Enova. Immediately upon Arens’ shipment of all or any portion of the Inventory to Enova, appropriate instructions shall be transmitted to the Escrow Agent sufficient under the terms of the Escrow Agreement to cause the Escrow Agent: (i) in the case that all of the Inventory is shipped in a single lot, to release the full balance of the escrowed funds (plus any interest that may accrue) to Arens, or (ii) in the case that the Inventory is shipped in stages, to release that portion of the escrowed funds that represents the value, as stated by Arens and reflected in Attachment B, of the Inventory shipped in the relevant stage.
          Enova will pre-approve and assume all shipping costs and other expenses related to relocating the Inventory to Enova’s facility.
          Shipping terms are FOB Arens’ Arlington Heights, IL shipping dock. Arens is authorized to select a shipper and to ship the inventory to Enova at commercially reasonable shipping rates and without Enova’s pre-approval if Enova, after accepting the Inventory, fails to coordinate shipment of the Inventory within 2 business days after its election, pursuant to paragraph 2(b) hereof, to accept the Inventory. Enova agrees to pay to Arens such commercially reasonable shipping costs and related Inventory relocation expenses upon written request by Arens.
          Arens does not provide any warranty of any kind whatsoever, whether express or implied, with respect to the Inventory.
     (d) If Enova decides to reject the Inventory, then upon Enova’s written designation to Arens, appropriate instructions shall be transmitted immediately to the Escrow Agent sufficient under the terms of the Escrow Agreement to cause the Escrow Agent to release the full balance of the escrowed funds (plus any interest that may accrue) to Enova.
     (e) Enova shall pay the fees set forth in the Fee Agreement dated December 22, 2010 among Arens, Enova and the Escrow Agent, as also referenced in paragraph 7 of the Escrow Agreement, in accordance with the terms of the Fee Agreement.
     3. Conditions of Inventory Inspection
     (a) The Inspection will be completed at Arens’ Arlington Heights, Illinois facility prior to Enova taking possession of any of the Inventory.
     (b) The Inspection must begin no later than January 17, 2011. In the event that the Inspection has not commenced by that date, then Arens may terminate this Agreement with respect to the Inventory Claim, at its sole option. If Arens elects to terminate this Agreement: (i) it shall be entitled to retain the Initial Payment, and (ii) appropriate instructions shall be transmitted immediately to the Escrow Agent sufficient under the terms of the Escrow Agreement to cause the Escrow Agent to release the full balance of the escrowed funds (plus any interest that may accrue) to Enova.
     (c) Arens will make its warehouse facility available for up to the 5 consecutive business days including and after January 17, 2011, for the purpose of permitting Enova or its designee (as described below) to complete the Inspection. Arens will stage the Inventory at its facility in an effort reasonably to facilitate the Inspection process.
     (d) The Inspection can be completed by a third party or by Enova. Arens reserves the right, in its sole discretion, to agree to the selected third-party inspector or Enova staff who will be conducting the Inspection, agreement to which will not unreasonably be withheld.
     (e) Up to five individuals will be permitted to conduct the Inspection.
     (f) By the conclusion of the Inspection, Enova shall be responsible for repacking the Inventory such that the Inventory is packed in at least the same condition it existed immediately prior to the Inspection. Arens will provide appropriate packing materials for Enova’s use.
     (g) Unless conducted exclusively by a third party, neither the results of the Inspection nor any information resulting from or pertaining to the Inspection will be allowed to be used as evidence in the Lawsuit or any other proceeding. Unless conducted exclusively by a third party, the Inspection and the results thereof will be considered “for settlement purposes only,” subject to Federal Rule of Evidence 408.
     4. Voluntary Dismissal of Certain Claims
     (a) Within 5 business days of Arens’ receipt of the Initial Payment, Arens shall voluntarily dismiss, with prejudice and with each party to bear its own costs, Counts I, II, III, V, VI and VII of Arens’ complaint in the Lawsuit. Arens’ obligation under this paragraph 4(a) shall survive any termination of this Agreement by Arens under paragraph 3(b) hereof.
     (b) If Enova elects to accept the Inventory, then upon Arens’ receipt of the full balance of the escrowed funds (plus any interest that may accrue), Arens, for itself and its officers, directors, managers, employees, predecessors, members, subsidiaries, successors and assigns, shall be deemed to release and forever discharge Enova and its officers, directors, employees, predecessors, subsidiaries, successors and assigns from any liability for the Inventory Claim. In such event, Arens does not release, but rather expressly preserves, its claims for damages relating to the Purchase Orders, including Counts IV and VIII of Arens’ complaint in the Lawsuit, except to the extent that Arens’ claims for damages relating to the Purchase Orders have been partially satisfied by the payments to be received by Arens hereunder relating to the Inventory Claim.
     (c) If Enova elects to reject the Inventory, then Arens does not release, but rather expressly preserves, the Inventory Claim.
     5. Representations by Enova
     Enova represents as follows:
     (a) at the time of Enova’s execution of this Agreement, Enova is solvent;
     (b) at the time of Enova’s execution of this Agreement, Enova’s payment in full of the amounts set forth in paragraph 1 of this Agreement will not and have not rendered it insolvent; and
     (c) at the time of Enova’s execution of this Agreement, Enova is entering into this Agreement in good faith without any present or future intention to file for voluntary protection under the Bankruptcy Code or to seek any similar relief under any state laws from the date of execution of this Agreement through the ninetieth (90th) day after Enova makes the later of the Initial Payment or the Escrow Payment.
The parties acknowledge and agree that these representations are each an essential and material term of this Agreement, without which Arens would not have entered into this Agreement.
     6.  Miscellaneous Terms and Conditions
     (a) This Agreement contains the complete agreement and understanding between the parties relating to the subject matter hereof.
     (b) This Agreement may be executed in multiple counterparts originals, each of which shall constitute one and the same document and shall be deemed an original.
     (c) This Agreement may be executed by facsimile or .pdf signatures which shall be deemed to have the same force and effect as an original signature.
     (d) This Agreement may be modified only by a written document signed by the parties. No waiver of this Agreement or of any of the promises, obligations, terms or conditions hereof shall be valid unless it is written and signed by the party against whom the waiver is to be enforced.
     (e) This Agreement shall be binding upon the parties hereto, their predecessors, successors, parents, subsidiaries, affiliates, assigns, agents, directors, officers, employees and attorneys. Each of the signatories to this Agreement represents and warrants that he or she is authorized to execute this Agreement and to bind the parties hereto.
     (f) If any part or any provision of this Agreement shall be finally determined to be invalid or unenforceable under applicable law by a court of competent jurisdiction, that part or provision shall be ineffective to the extent of such invalidity or unenforceability only, without in any way affecting the remaining parts of said provision or the remaining provisions of this Agreement, provided that such enforcement of this Agreement would not deprive the parties of the relative benefit of their bargain reflected in this Agreement.
     (g) The parties acknowledge that they have had the opportunity to consult with legal counsel of their choosing prior to entering into this Agreement and that they enter this Agreement knowingly and voluntarily.
     (h) By executing this Agreement, the parties represent to each other that (a) the person executing this Agreement on each of their behalf is duly authorized and empowered to execute and deliver this Agreement; (b) this Agreement constitutes the legal, valid and binding obligation of each of the parties, enforceable against each of the parties in accordance with its terms; and (c) each of the parties are the owners of, and, prior to the execution of this Agreement, have not sold, assigned, abandoned, conveyed, or otherwise transferred or disposed of, any of the claims, demands, causes of action, obligations, damages or liabilities released by or related to this Agreement.
     (i) The parties cooperated in the drafting of this Agreement, and in the event that it is determined that any provision herein is ambiguous, that provision shall not be presumptively construed against any party.
     (j) In the event that any party breaches any term of this Agreement and the non-breaching party is required to employ counsel to enforce its rights, the prevailing party shall recover its attorneys’ fees and costs incurred with respect to such enforcement of rights.
     (k) This agreement shall be governed, in all respects, under the laws of the State of Illinois, irrespective of its choice of law rules.
     (l) The parties agree that the Court shall have and retain exclusive jurisdiction to resolve any disputes under, or related to, this agreement.
     (m) The preamble provisions are incorporated into this Agreement by reference as if they are a part of this Agreement.
     (n) The parties agree that no evidence concerning this Agreement, its contents or negotiations related to it shall be offered into evidence in any proceeding other than one to enforce this Agreement.
     (o) The parties agree that this Agreement reflects a compromise and resolution of disputed claims and is not a factual or legal determination of any issue. Nothing contained in this Agreement shall constitute or be treated or characterized as an admission by any party of any fact, liability, or wrongdoing of any kind, or as evidence of any allegation of any party.
     7. Notices
     Any notices given or required to be given under this Agreement shall be served upon the parties via e-mail and overnight delivery as follows:

Notices to Arens:
Vice President of Finance
Arens Controls Company, L.L.C.

-and-

Schiff Hardin LLP
233 S. Wacker Dr.
Suite 6600
Chicago, IL 60606-6473
Telephone: (312) 258-5500
Fax: (312) 258-5700

Notices to Enova:	John Mullins
Chief Operating Officer
Enova Systems, LLC
1560 West 190th Street
Torrance, CA 90501
Telephone: (310) 527-2800
Fax: (310) 527-7888

-and-

Jones, Bell, Abbott, Fleming & Fitzgerald L.L.P.
601 S. Figueroa St.
27th Floor
Los Angeles, CA 90017-5759
Telephone: (213) 485-1555
Fax: (213) 689-1004
[Signature Page Follows]

     IN WITNESS WHEREOF, the parties hereto agree to the foregoing by the signatures of their authorized representatives below as of the date set forth above.

Arens Controls Company, L.L.C.	Enova Systems, Inc.

By: Ken Kunin	By: John Mullins
Title: President & Chief Executive Officer	Title: Chief Operating Officer

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      IN WITNESS WHEREOF, the parties hereto agree to the foregoing by the signatures of their authorized representatives below as of the date set forth above.

Arens Controls Company, L.L.C.	Enova Systems, Inc.

By: Ken Kunin	By: John Mullins
Title: President & Chief Executive Officer	Title: Chief Operating Officer

ATTACHMENT A
Escrow Agreement
ATTACHMENT B
Inventory Listing